EXHIBIT 10.1

EXECUTION COPY

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of November 8, 2006, by and between NATUS MEDICAL INCORPORATED, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower and Bank are party to that certain Credit Agreement, dated as of January 4, 2006 (as amended, restated, modified and/or supplemented prior to the date hereof, the “Prior Agreement”).

WHEREAS, Borrower has requested that Bank (i) cancel the Prior Agreement and (ii) extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows; provided that nothing contained herein shall terminate any security interests, guaranties or subordinations granted in favor of Bank pursuant to the Prior Agreement and the transactions contemplated thereby, and all such security interests, guaranties and subordinations shall continue in full force and effect:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meaning set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“AAA” has the meaning ascribed to such term in Section 8.12(b) hereof.

“Adjusted EBITDA” means, with reference to any period, EBITDA for such period plus all amounts deducted in arriving at such EBITDA amount in respect of write-offs of acquired in-process research and development expenses related to (i) acquisitions entered in to by Borrower prior to the Closing Date and (ii) acquisitions entered in to by Borrower after the Closing Date that constitute Permitted Investments described in clauses (e) and (f) of the definition of “Permitted Investment”.

“Agreement” has the meaning ascribed to such term in the introductory paragraph hereof.

“Bank” has the meaning ascribed to such term in the introductory paragraph hereof.

“Bankruptcy Code” means the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time.

“Bio-logic” means Bio-logic Systems Corp., a Delaware corporation.

“Borrower” has the meaning ascribed to such term in the introductory paragraph hereof.

“Closing Date” means November 8, 2006.

“Confidential Information” means all non-public, confidential and/or proprietary information of Borrower, now or at any time hereafter provided to Bank by Borrower, or any of Borrower’s officers, employees, agents or representatives, in connection with Bank’s evaluation of Borrower’s credit request and/or Bank’s ongoing credit accommodations to Borrower, and shall include, without limitation, any and all financial, technical and/or business information relating to Borrower, including trade secrets, research and development test results, marketing or business plans and strategies, forecasts, budgets, projections, customer and supplier information, and any other analyses, computations or studies prepared by or for Borrower.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, plus (b) federal, state and local income taxes for such period, plus (c) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of Borrower and its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time.

“Event of Default” has the meaning ascribed to such term in Article VII hereof.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a country (or political subdivision thereof) other than the United States of America. Each of Natus Neonatal, a company organized under the laws of the United Kingdom, Fischer-Zoth Diagnosesysteme GmbH, a company organized under the laws of Germany, Fischer-Zoth GmbH, a company organized under the laws of Austria, DeltaMed SA, a société anonyme organized under the laws of France, and Natus Medical Ireland Ltd., a company organized under the laws of Ireland, are Foreign Subsidiaries of Borrower.

“GAAP” means generally accepted accounting principles applicable in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied.

“Guarantor” or “Guarantors” have the meanings ascribed to such terms in Section 2.5 hereof.

“Guaranty” or “Guaranties” have the meanings ascribed to such terms in Section 2.5 hereof.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to capitalized lease obligations and all amortization of debt discount and expense) of Borrower and its Subsidiaries for such period determined in accordance with GAAP.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Loan Documents” means this Agreement, the Line of Credit Note, the Security Agreement, the Guaranties, and each other contract, instrument and document required by or delivered to Bank in connection with this Agreement.

“Liquidity” means, as of any date, the sum of Borrower’s unrestricted cash and unrestricted short-term marketable securities.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay all debt, principal, interest, expenses and other amounts owed to Bank by Borrower pursuant to this Agreement, the Line of Credit Note or any other Loan Document, or to otherwise perform its material obligations under the Loan Documents, or (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest or lien, as applicable, in the collateral described in Section 2.4 hereof.

“Net Income” means, with reference to any period, the net income (or net loss) of Borrower and its Subsidiaries for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Borrower or another Subsidiary, (b) the net income (or net loss) of any Person (other than a Subsidiary) in which Borrower or any of its Subsidiaries has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries during such period, and (c) any extraordinary profits and also excluding any taxes on such profits.

“Olympic Medical” means Olympic Medical Corp., a Washington corporation.

“Permitted Indebtedness” means:

(a) the liabilities of Borrower to Bank;

(b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the Closing Date;

(c) unsecured indebtedness to trade creditors incurred in the ordinary course of business;

(d) indebtedness secured by Permitted Liens;

(d) guaranty obligations of Borrower with respect to indebtedness of Subsidiaries of Borrower permitted under Section 6.6; and

(f) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness identified in (a) through (e) above, provided that the principal amount is not increased nor the terms modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Investments” means:

(a) Investments by Borrower existing as of, and disclosed to Bank prior to, the Closing Date;

(b) Investments by Borrower in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any state thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than one year from the date of investment therein, and (iv) Bank’s money market accounts;

(c) Investments by Borrower consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of Borrower;

(d) Investments by Borrower consisting of deposit accounts in which Bank has a first priority perfected security interest;

(e) Investments, in the aggregate not to exceed $10,000,000.00, by Borrower (i) in Subsidiaries formed or acquired after the Closing Date and/or (ii) constituting the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit;

(f) Investments by Borrower not to exceed $250,000.00 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;

(g) Investments (including debt obligations) by Borrower not to exceed $50,000.00 in the aggregate outstanding at any time received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(h) Investments by Borrower not to exceed $50,000.00 in the aggregate outstanding at any time consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to investments of Borrower in any Subsidiary.

“Permitted Liens” means:

(a) liens and security interests in favor of Bank;

(b) liens and security interests existing as of, and disclosed to Bank in writing prior to, the Closing Date;

(c) liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s books;

(d) purchase money liens not to exceed $100,000.00 in the aggregate (i) on equipment acquired or held by Borrower incurred for financing the acquisition of such equipment, or (ii) existing on equipment when acquired, if the lien is confined to the property so acquired and improvements thereon, and the proceeds of such equipment;

(e) statutory liens, not to exceed $100,000.00 in the aggregate, securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other persons imposed without action of such parties;

(f) liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(g) liens incurred in the extension, renewal or refinancing of the indebtedness secured by liens identified in paragraphs (b) and (d) of this definition, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(h) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business;

(i) non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business; and

(j) liens in favor of financial institutions other than Bank arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that (i) Bank has a first priority perfected security interest in the amounts held in such deposit and/or securities accounts and (ii) such liens secure Borrower’s payment of normal fees and charges related to the maintenance of such deposit and/or securities accounts and not indebtedness related to credit extended by such financial institutions to Borrower.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” has the meaning ascribed to such term in Section 3.9 hereof.

“Quick Ratio” means, at any time the same is to be determined, the ratio of the aggregate of unrestricted cash and net accounts receivable of Borrower and its Subsidiaries to current liabilities of Borrower and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, any vice president, the general counsel and/or secretary, the assistant secretary, the controller of Borrower, the director of finance of Borrower, or any other officer of Borrower having substantially the same authority and responsibility as any of the foregoing.

“Rules” has the meaning ascribed to such term in Section 8.12(b) hereof.

“Security Agreement” means that certain Security Agreement, dated as of November 8, 2006, executed by Borrower in favor of Bank.

“Specified Earn-out Payments” means payments made by Borrower (A) pursuant to its September 2004 purchase of all the common stock of privately held Fischer-Zoth Diagnosesysteme GmbH and affiliated entities (“Fischer-Zoth”), as well as intangible assets held individually by the owners of Fischer-Zoth, related to the annual results of sales of Fischer-Zoth during the three twelve-month periods ending September 30, 2007, in an aggregate amount not to exceed 1.5 million Euro in total (approximately $2.0 million based on the USD/EUR exchange rate at December 31, 2004), (B) pursuant to the Asset Purchase Agreement, dated as of September 11, 2006, between the “Seller,” as named therein, and Borrower, as presented to, and found to be satisfactory to, Bank, in amounts not to exceed $225,000 per year for each of the three years immediately following the date of effectiveness of such transaction, and (C) pursuant to the Stock Purchase Agreement, dated as of October 16, 2006, by and between the “Stockholders,” as named therein, and Borrower, as presented to, and found to be satisfactory to, Bank, in an aggregate amount not to exceed $2,622,848 during the period commencing on the Closing Date and ending March 22, 2010.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Total Funded Debt” means, at any time the same is to be determined, computed on a consolidated basis in accordance with GAAP, the aggregate of all obligations for borrowed money (including, without limitation, subordinated debt and indebtedness consisting of capital lease obligations) of Borrower and its Subsidiaries at such time, plus all obligations for borrowed money (including, without limitation, subordinated debt and indebtedness consisting of capital lease obligations) of any other Person which is directly or indirectly guaranteed by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which Borrower or any of its Subsidiaries has otherwise assured a creditor against loss.

“Third Party Obligor” has the meaning ascribed to such term in Section 7.1(d) hereof.

ARTICLE II

CREDIT TERMS

SECTION 2.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including May 7, 2008, not to exceed at any time the aggregate principal amount of Fifteen Millions Dollars ($15,000,000.00) (the “Line of Credit”), the proceeds of which shall be used for working capital purposes and to provide bridge financing for acquisitions. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of November 8, 2006 (the “Line of Credit Note”), in the form attached hereto as Exhibit A, all terms of which are incorporated herein by this reference. The initial advance under the Line of Credit, to be made on the Closing Date, shall be used to repay all outstanding obligations under the Prior Agreement.

(b) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided that, the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 2.2. INTEREST/FEES.

(a) Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one-quarter percent (0.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears.

(d) Collateral Examinations. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses expended or incurred by Bank in connection with the collateral examinations and inspections of Borrower, Bio-logic and Olympic Medical described in Section 5.2 hereof.

SECTION 2.3. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit created by the Loan Documents by charging Borrower’s deposit account number 4121261853 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 2.4. COLLATERAL.

As security for all indebtedness of Borrower to Bank created by the Loan Documents, Borrower hereby grants to Bank security interests of first priority (except for Permitted Liens that are senior to Bank’s security interests), and shall cause each Domestic Subsidiary to grant to Bank security interests of first priority, in all of Borrower’s and each Domestic Subsidiary’s personal property (including, without limitation, all of Borrower’s ownership interests in Subsidiaries, accounts receivable, inventory, equipment and intellectual property now owned or hereafter acquired), but excluding interests as a lessee under real property and personal property leases and shares of voting stock of each Foreign Subsidiary that represent more than 65% of the voting stock of such Foreign Subsidiary.

As additional security for all indebtedness of Borrower to Bank created by the Loan Documents, Borrower shall cause each Domestic Subsidiary and each Foreign Subsidiary to grant to Bank security interests of first priority in all such Domestic Subsidiary’s or Foreign Subsidiary’s ownership interest in any other Domestic Subsidiary or Foreign Subsidiary, but excluding shares of voting stock of each Foreign Subsidiary that represent more than 65% of the voting stock of such Foreign Subsidiary and, with respect to each Foreign Subsidiary, subject to the time frames established in Section 5.12(b) hereof.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 2.5. GUARANTIES. Subject to the time frames established in Section 5.12(a) hereof, all indebtedness of Borrower to Bank shall be guaranteed jointly and severally by each Domestic Subsidiary (each a “Guarantor” and, collectively, the “Guarantors”) in the principal amount of Fifteen Million United States Dollars (U.S. $15,000,000.00) each, as evidenced by and subject to the terms of guaranties (each a “Guaranty” and, collectively, the “Guaranties”) in form and substance satisfactory to Bank.

SECTION 2.6. PRIOR AGREEMENT. The Prior Agreement is hereby terminated and is no longer of any force or effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank created by the Loan Documents.

SECTION 3.1. LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect. All of the Subsidiaries of Borrower in existence as of the Closing Date are listed on Schedule 3.1 hereto.

SECTION 3.2. AUTHORIZATION AND VALIDITY. This Agreement and each of the Loan Documents have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 3.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Certificate of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound which violation contravention, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

SECTION 3.4. LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a Material Adverse Effect, other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 3.5. CORRECTNESS OF FINANCIAL STATEMENT. The consolidated financial statement of Borrower dated September 30, 2006, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with GAAP. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor (exclusive of Permitted Liens) has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

SECTION 3.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 3.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations created by the Loan Documents to any other obligation of Borrower.

SECTION 3.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 3.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA; Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 3.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 3.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 3.12. CIT FINANCIAL LOAN. There is no outstanding balance under that certain Loan Agreement #007473897-001, dated June 2, 2005 (the “CIT Loan Agreement”), and referenced in the UCC Financing Statement filed with the Delaware Secretary of State on June 7, 2005 and bearing initial filing number 51736173 (as amended by the UCC Financing Statement Amendment filed with the Delaware Secretary of State on November 9, 2005 and bearing amendment number 53487031, the “CIT Financing Statement”).

ARTICLE IV

CONDITIONS

SECTION 4.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	this Agreement and each promissory note or other instrument or document required hereby;

(ii)	the security agreements duly executed and delivered and describing the personal property collateral referred to in Section 2.4 hereof;

(iii)	each of the Guaranties required pursuant to Section 2.5 hereof;

(iv)	a Corporate Resolution: Borrowing from Borrower;

(v)	an Incumbency Certificate from Borrower;

(vi)	a certificate of good standing with respect to Borrower from the appropriate governmental agency of the jurisdiction of its formation, dated no earlier than 15 days prior to the date of this Agreement;

(vii)	a certificate of the secretary or assistant secretary of Borrower attaching and certifying as to (A) the directors’ resolutions in respect of the execution, delivery and performance by Borrower of each Loan Document to which it is a party, (B) its charter documents and (C) its by-laws;

(viii)	all documentation required to be delivered to be Bank pursuant to Section 5.12(a) hereof as of the Closing Date; and

(ix)	such other documents as Bank may require under any other Section of this Agreement.

(c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

(e) Payment of Amounts Under Prior Agreement. Bank shall have received payment of all amounts owing under the Prior Agreement and such documentation and other evidence satisfactory to it confirming that all obligations under the Prior Agreement have been satisfied in full and that such agreement has been terminated and is no longer of any force or effect.

SECTION 4.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE V

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower created by the Loan Documents, Borrower shall, unless Bank otherwise consents in writing:

SECTION 5.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 5.2. ACCOUNTING RECORDS; ONE-TIME COLLATERAL EXAMS. Maintain adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. Borrower will permit, and shall cause each of Bio-logic and Olympic Medical to permit, Bank, or its employees, accountants, attorneys or agents, to conduct, with respect to each such Person, a one-time examination and inspection, to occur not later than 60 days after the Closing Date, of any collateral required hereby or any other property of Borrower, Bio-logic and/or Olympic Medical, as applicable. Such examination and inspection shall be conducted during ordinary business hours and upon one Business Day’s advance notice (unless an Event of Default shall have occurred and be continuing, in which case no notice shall be required).

SECTION 5.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) not later than 90 days after and as of the end of each fiscal year, audited financial statements examined by, and with the unqualified opinion of, independent certified public accountants selected by Borrower and acceptable to Bank, which annual financial statements shall include Borrower’s balance sheet as at the end of such fiscal year and the related statements of Borrower’s income, reconciliation of retained earnings and cash flows for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP;

(b) promptly after the sending or filing thereof, but in no event later than 45 days after the end of each fiscal quarter of Borrower, copies of each Form 10-Q report filed by Borrower with the United States Securities and Exchange Commission or any successor agency;

(c) not later than 10 days prior to the beginning of each fiscal year, projected balance sheets and income statements for each quarter of such year for Borrower, each in reasonable detail, representing Borrower’s good faith projections and certified by the chief financial officer of Borrower as being Borrower’s good faith projections and identical to the projections to be used by Borrower for internal planning purposes, together with a statement of underlying assumptions and such supporting schedules and information as Bank may in its discretion require;

(d) not later than 30 days after and as of each of June 30 and December 31 of each fiscal year of Borrower, a list of the names and addresses of all Borrower’s account debtors; and

(e) not later than 45 days after and as of the end of each fiscal quarter, a certificate of the chief financial officer of Borrower, substantially in the form of Exhibit B hereto stating (i) whether or not such officer has knowledge of the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, in either case not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (ii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not Borrower is compliance with the financial covenants contained in Section 5.9 hereof.

(f) from time to time such other information as Bank may reasonably request.

SECTION 5.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 5.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

SECTION 5.6. FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 5.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 5.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $250,000.00.

SECTION 5.9. FINANCIAL CONDITION. Maintain Borrower’s financial condition as follows using GAAP (except to the extent modified by the definitions herein):

(a) Adjusted EBITDA not less than $4,000,000.00 for each fiscal quarter, measured as of each fiscal quarter end of Borrower.

(b) Quick Ratio not less than 1.0 to 1.0 at each fiscal quarter end of Borrower, commencing with Borrower’s fiscal quarter ending March 31, 2007.

(c) Liquidity not less than $8,000,000.00 as of December 31, 2006.

(d) Total Funded Debt to Adjusted EBITDA (based upon the prior four quarters then ended) not greater than 1.0 to 1.0, measured as of each fiscal quarter end of Borrower.

SECTION 5.10. NOTICE TO BANK. Promptly (but in no event more than five (5) business days after a Responsible Officer becomes, or should become, aware of the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $250,000.00.

SECTION 5.11. MAINTENANCE OF ACCOUNTS WITH BANK. Borrower shall at all times maintain its primary depository accounts with Bank pursuant to account agreements and terms mutually acceptable to Borrower and Bank.

SECTION 5.12. SUBSIDIARIES.

(a) Domestic Subsidiaries. By not later than (i) with respect to each Domestic Subsidiary in existence as of the Closing Date, the Closing Date, and (ii) with respect to each Domestic Subsidiary formed or acquired on or after the Closing Date, twenty (20) calendar days after the formation or acquisition of such Domestic Subsidiary, Borrower shall cause such Domestic Subsidiary to execute and deliver to Bank (X) a Guaranty in satisfaction of the requirements of Section 2.5 hereof, (Y) a security agreement in satisfaction of the requirements of Section 2.4 hereof and (Z) such other documents as Bank shall reasonably request, in form and substance satisfactory to Bank, evidencing the authority of such Domestic Subsidiary to execute and deliver such Guaranty and security agreement, and the incumbency of the Persons executing such Guaranty and security agreement on behalf of such Domestic Subsidiary.

(b) Foreign Subsidiaries. By not later than (i) with respect to each Foreign Subsidiary in existence as of the Closing Date, ten (10) calendar days after the Closing Date, and (ii) with respect to each Foreign Subsidiary formed or acquired on or after the Closing Date, forty-five (45) calendar days after the formation or acquisition of such Foreign Subsidiary, Borrower shall execute, or cause to be executed, such further agreements, documents or instruments, or take such other actions, as Bank reasonably deems necessary in order to effectuate the pledge to Bank of security interests in Borrower’s, and/or Borrower’s Subsidiaries’, ownership interest in such Foreign Subsidiary (such pledge exclusive of shares of voting stock of such Foreign Subsidiary that represent more than 65% of the voting stock of such Foreign Subsidiary, as described in Section 2.4 hereof), including, without limitation, (A) executing and delivering to each such Foreign Subsidiary, a notice of the pledge of Borrower’s and/or Borrower’s Subsidiaries’ interests therein to Bank, and (B) causing such Foreign Subsidiary to execute and deliver to Bank an acknowledgment of pledge related to Borrower’s and/or such Subsidiaries’ pledge of its or their interest in such Foreign Subsidiary, in each case, in form in substance satisfactory to Bank.

SECTION 5.13. CIT LOAN AGREEMENT. Borrower will not request any advances or otherwise incur any indebtedness under the CIT Loan Agreement and agrees to execute such further agreements, documents or instruments, or take such other commercially reasonable actions, to terminate the CIT Loan Agreement and the CIT Financing Statement.

ARTICLE VI

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower created by the Loan Documents, Borrower will not without Bank’s prior written consent:

SECTION 6.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article II hereof.

SECTION 6.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $3,000,000.00.

SECTION 6.3. LEASE EXPENDITURES. Incur operating lease expense in any fiscal year in excess of an aggregate of $3,000,000.00.

SECTION 6.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, other than Permitted Indebtedness.

SECTION 6.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity, other than pursuant to a Permitted Investment; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity, other than pursuant to a Permitted Investment; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business.

SECTION 6.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank and guaranties by Borrower of real property lease obligations of its Subsidiaries not exceeding in the aggregate $100,000.00 outstanding at any time.

SECTION 6.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, other than Permitted Investments; provided that, so long as no Event of Default shall have occurred and be continuing, Borrower shall not be prohibited from making Specified Earn-out Payments.

SECTION 6.8. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding.

SECTION 6.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, other than Permitted Liens.

SECTION 6.10. SALE AND LEASEBACKS. Enter into any arrangement, directly or indirectly, with any other Person whereby Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.1. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from the date Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof; provided that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed twenty (20) days) to attempt to cure such default; provided, further, that during such additional reasonable time period the failure to have cured such default shall not be deemed an Event of Default, however, no further advances under the Line of Credit will be made;

(d) Any default in the payment or performance of any material obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in any Borrower which is a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other material liability to any person or entity, including Bank, and such default or event shall continue for a period of time without cure sufficient to permit the acceleration of the maturity of any such indebtedness or the enforcement of remedies with respect to such liability.

(e) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor; and, in any such case, the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of twenty (20) days after the entry thereof.

(f) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor and is not dismissed within 45 days after its filing, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g) There shall exist or occur any event or condition which Bank in good faith believes could reasonably be expected to have a Material Adverse Effect.

(h) The dissolution or liquidation of any Borrower or Third Party Obligor which is a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of such Borrower or Third Party Obligor.

(i) There shall exist a material deficiency in any collateral required hereunder, as identified by Bank pursuant to one or more of the collateral examinations and inspections referenced in Section 5.2 hereof.

SECTION 7.2. REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit created by the Loan Documents and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 8.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER: NATUS MEDICAL INCORPORATED

1501 Industrial Road

San Carlos, California 94070

BANK: WELLS FARGO BANK, NATIONAL ASSOCIATION

Peninsula Commercial Banking Office

400 Hamilton Avenue, P.O. Box 150

Palo Alto, California 94302

Attention: Michelle Proehl

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 8.3. COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

SECTION 8.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided that Borrower may not assign or transfer its interest hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents.

SECTION 8.5. CONFIDENTIALITY. The Confidential Information will be used by Bank solely for the purpose of evaluating Borrower’s credit request and/or Bank’s ongoing credit accommodations to Borrower. Bank will keep all the Confidential Information confidential, and will not disclose any of the Confidential Information to any person or entity, except disclosures: (a) to federal and state bank examiners, and other regulatory officials having jurisdictions over Bank; (b) to Bank’s legal counsel and auditors; (c) to other professional advisors to Bank; (d) to Bank’s representatives (which shall include, without limitation, all other banks and companies affiliated with Wells Fargo & Company) who need to know the Confidential Information for the purpose of evaluating Borrower’s credit request and/or Bank’s ongoing credit accommodations to Borrower, it being expressly understood and agreed that such representatives shall be informed of the confidential nature of the Confidential Information, and shall be required by Bank to treat the Confidential Information as confidential in accordance with the terms and conditions hereof; (e) as otherwise required by law or legal process; or (f) as otherwise authorized by Borrower in writing. In the event that Bank or any of its representatives becomes legally compelled to disclose any of the Confidential Information pursuant to clause (e) of the preceding sentence, then Bank, except as otherwise required by law, will provide notice thereof to Borrower so that Borrower, at its sole option (but without obligation to do so), may attempt to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. The confidentiality requirement set forth herein shall not extend to any portion of the Confidential Information that: (x) is or becomes generally available to the public other than as a result of a disclosure by Bank or its representatives; (y) is or becomes available to Bank on a non-confidential basis by Borrower or any officer, employee, agent or representative of Borrower prior to its disclosure by Bank; or (z) is or becomes available to Bank on a non-confidential basis from a source other than Borrower.

SECTION 8.6. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit created by the Loan Documents and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 8.7. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 8.8. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 8.9. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 8.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 8.11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 8.12. ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

SECTION 8.13. OTHER INTERPRETIVE PROVISIONS. For purposes of this Agreement (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms, (b) the words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified, (c) the term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced, (d) the term “including” is not limiting and means “including without limitation” and (e) the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

[Continues with Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

NATUS MEDICAL INCORPORATED		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ STEVEN J. MURPHY	By:	/s/ MICHELLE PROEHL
	Steven J. Murphy		Michelle Proehl
	Chief Financial Officer		Vice President

EXHIBIT A

FORM OF LINE OF CREDIT NOTE

[See attached]

REVOLVING LINE OF CREDIT NOTE

$15,000,000.00	Palo Alto, California
November 8, 2006

FOR VALUE RECEIVED, the undersigned NATUS MEDICAL INCORPORATED (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at 400 Hamilton Avenue, Palo Alto, California, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Fifteen Million Dollars ($15,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

(a) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

(b) “Fixed Rate Term” means a period commencing on a Business Day and continuing for one (1) month, two (2) months or three (3) months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than One Million Dollars ($1,000,000.00); and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

(c) “LIBOR” means the rate per annum and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

(d) “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

(a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum one-quarter percent (0.25%) below the Prime Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be two percent (2.00%) above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(b) Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it’s sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

(c) Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage (without duplication), assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

(d) Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing November 30, 2006.

(e) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on May 7, 2008.

(b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) James B. Hawkins or Steven J. Murphy, any one acting alone, who are authorized to request such advance and direct the disposition of such advance until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

(a) Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

(b) LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of One Hundred Thousand Dollars ($100,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four percent (4.00%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of November 8, 2006, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

MISCELLANEOUS:

(a) Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

NATUS MEDICAL INCORPORATED

By:
Steven J. Murphy
Chief Financial Officer

EXHIBIT B

FORM OF FINANCIAL COVENANT COMPLIANCE CERTIFICATE

TO:	WELLS FARGO BANK, NATIONAL ASSOCIATION (“BANK”) under that certain Credit Agreement, dated as of November 8, 2006 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), between NATUS MEDICAL INCORPORATED, a Delaware corporation (the “Borrower”), and Bank.

This Compliance Certificate is delivered this      day of                     , 20    , by the undersigned, as a senior financial officer of Borrower to Bank in accordance with Section 5.3(e) of the Credit Agreement.

The undersigned hereby certifies that:

1. Attached hereto are the [consolidated annual audited] [consolidating quarterly unaudited] financial statements of Borrower presented fairly in accordance with GAAP that are required to be delivered pursuant to Section [5.3(a)] [5.3(b)] of the Credit Agreement for the period ending                     ,      (the “End Date”).

2. As of the date of this Compliance Certificate, no Default or Event of Default had occurred and was continuing.

3. The financial condition covenants and other compliance calculations and information set forth on Schedule 1 attached hereto are true, complete and accurate on and as of the date of this Compliance Certificate.

The foregoing certifications, together with the computations set forth in Schedule 1 hereto, are made and delivered, and the financial statements referenced above are made or posted, as applicable, this      day of             , 200    , pursuant to the provisions of the Credit Agreement.

By:
Name:
Title:
of NATUS MEDICAL INCORPORATED

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

A.	Adjusted EBITDA not less than $4,000,000 for each fiscal quarter, measured as of each fiscal quarter end of Borrower.

1.	Adjusted EBITDA:
	a. net income	$
	b. plus interest expense	$
	c. plus income tax expense	$
	d. plus depreciation and amortization expense	$
	e. plus writeoff of acquired in-process R&D expenses	$
2.	Adjusted EBITDA (1a+1b+1c+1d+1e):		$
3.	In compliance (yes / no)?

B.	Quick Ratio not less than 1.0 to 1.0 at each fiscal quarter end of Borrower, commencing with the fiscal quarter ending March 31, 2007.

1.	Quick Ratio:
	a. unrestricted cash	$
	b. net accounts receivable	$
	c. current liabilities	$
2.	Quick Ratio ((1a+1b)/1c):
3.	In compliance (yes / no)?

C.	Liquidity not less than $8,000,000 as of December 31, 2006.

1.	Liquidity
	a. unrestricted cash	$
	b. plus unrestricted short-term marketable securities	$
2.	Liquidity (1a+1b)		$
3.	In compliance (yes / no)?

D.	Total Funded Debt to Adjusted EBITDA (based on the prior four quarters then ended) not greater than 1.0 to 1.0, measured as of each fiscal quarter end of Borrower.

1.	Total Funded Debt	$
2.	Adjusted EBITDA (prior four quarters):
	a. net income	$
	b. plus interest expense	$
	c. plus income taxes	$
	d. plus depreciation and amortization expense	$
	e. plus writeoff of acquired in-process R&D expenses	$
	f. Adjusted EBITDA (2a+2b+2c+2d+2e)	$
3.	Total Funded Debt to Adjusted EBITDA (1 / 2f):
4.	In compliance (yes / no)?

SCHEDULE 3.1

SUBSIDIARIES

1.	Domestic Subsidiaries

a.	Bio-logic Systems Corp., a Delaware corporation

b.	Natus Acquisition Corporation, a Delaware corporation

c.	Olympic Medical Corp., a Washington corporation

2.	Foreign Subsidiaries

a.	Natus Neonatal, a company organized under the laws of the United Kingdom

b.	Fischer-Zoth Diagnosesysteme GmbH, a company organized under the laws of Germany

c.	Fischer-Zoth GmbH, a company organized under the laws of Austria

d.	DeltaMed SA, a société anonyme organized under the laws of France

e.	Natus Medical Ireland Ltd., a company organized under the laws of Ireland